EXHIBIT 99

OraSure Technologies, Inc.

2006 Third Quarter Analyst/Investor Conference Call

November 1, 2006

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Kathy,

Good afternoon everyone and welcome to our third quarter 2006 earnings conference call. We’re very glad you have joined us.

For this afternoon’s call, I will first review our financial performance for the quarter and various developments involving our product lines. Our Chief Operating Officer and CFO, Ron Spair, will then provide a more detailed review of our financial results for Q3 and our expectations for the rest of the year. Where relevant, I will also provide an update on the progress we are making against our strategic initiatives. We will conclude by opening the floor for questions.

Financial Overview- Doug Michels

We are very pleased with the strong financial results reported for the third quarter. We exceeded expectations on both the top and bottom lines and our business performed well, especially in the infectious disease and substance abuse testing markets. We generated nearly $6 million in cash flow from operations during the quarter and our balance sheet is very strong. We continue to build the foundation for a very bright future.

Third quarter revenues were $17.6 million, which were higher than projected during our last conference call. This compares to revenues of $18.1 million in Q3 2005. Increased revenues from the substance abuse testing, infectious disease testing and insurance risk assessment markets offset lower revenues from the cryosurgical systems market.

Net income for Q3 was substantially higher than expected at $2.1 million, which represents $0.05 per share on a fully-diluted basis. This compares to net income of $3.8 million, or $0.08 per share during Q3 of 2005. The current quarter results include the impact of stock option expensing and are fully taxed. The results for 2005 do not reflect these items. As Ron will explain, if these items were eliminated, our bottom line would have increased by 14% for the current quarter.

Our cash and liquidity position remained strong at the end of the quarter. We had $89.5 million in cash and short-term investments and about $98.1million in working capital at the end of Q3.

In summary, we have had a very good third quarter, exceeding expectations on the top line and especially on the bottom line. In addition, and equally important, we continued to make significant progress against our strategic objectives, which I will discuss in more detail later in the call. As examples —

•	We continued to grow our base business as evidenced by the strong sales of OraQuick® to the public health market, the signing of a letter of intent related to the development and commercialization of fully automated oral fluid assays for our Intercept® Drug Testing System, and the signing of additional new distributors and the receipt of additional regulatory approvals in numerous foreign countries.

•	Second, we are making progress on expanding our infectious disease point-of-care testing business as evidenced by the continued development of our OraQuick® HCV test and the generation of strong performance data.

•	Finally, on the OTC front, we recently initiated several laboratory-based operational studies which will be needed to support a submission for FDA approval of our OraQuick® test for use in the OTC market. We have also made good progress in planning for the start of our next phase of clinical studies.

Now let me turn to some specific highlights for each of our product lines. Starting first with our infectious disease business—

Business Review – Doug Michels

OraQuick®

Revenues for infectious disease testing increased during the third quarter primarily as a result of the continued strong performance of our OraQuick ADVANCE® test. Including the recent testing initiative by the District of Columbia, sales to the public health market during the quarter increased 80% over last year and are up 82% for the first three quarters of this year. In addition, sales to the CDC during the third quarter increased 23% over the comparable period of 2005.

The significant growth experienced in direct sales to the public health market is due to several factors. The bulk purchase orders received from the Federal government have helped seed the public health market and create significant demand for our OraQuick® test throughout the country. Additionally, we have devoted resources to expand our direct sales to public health. Finally, OraQuick® continues to be the test of choice due to its high performance, flexibility, ease of use and oral fluid capabilities. These factors should help maintain future growth for our infectious disease business.

Our relationship with Abbott Laboratories, which distributes OraQuick® primarily to hospitals, also remains very strong. Sales to Abbott for the first three quarters of 2006 are up about 46% compared to 2005. Even more important, Abbott’s outsales to its customers increased 29% for the third quarter and 74% year to date. We continue to work closely with Abbott to drive adoption of rapid testing and specifically OraQuick ADVANCE® in the hospital market.

During the quarter, we delivered additional tests in support of a major HIV testing initiative announced this summer by the District of Columbia. As you may recall, the District announced a program, called “Coming Together to Stop HIV in DC,” with a goal of ensuring that all of the approximately 500,000 District residents know their HIV status by 2007. So far, we have sold 75,000 OraQuick ADVANCE® tests to the District and expect additional orders to occur in 2007.

The success of the DC initiative was highlighted at a recent symposium hosted by the Kaiser Family Foundation where the District reported an HIV prevalence rate of 3% out of the first 14,000 tests conducted. This is twice as high as the national average. This data further illustrates the value of OraQuick ADVANCE® as a tool to identify individuals infected with HIV and enable them to get connected to care.

Our efforts with other metropolitan areas have also continued to progress. We are in discussions with several other major metropolitan areas that intend to use OraQuick® in similar programs. It is clear they are very interested in the initiative in Washington, D.C., and we are working with these cities to potentially launch similar major HIV testing initiatives.

Perhaps the most significant development during the third quarter came in September when the CDC issued its long awaited HIV testing recommendations, entitled “The Revised

Recommendations for HIV Testing of Adults, Adolescents and Pregnant Women in Healthcare Settings.” The objectives of these revised recommendations are to normalize HIV screening as a routine part of medical care in healthcare settings by fostering early detection of HIV infection, identifying and counseling persons with unrecognized HIV infection and linking them to clinical and prevention services, and further reducing perinatal transmission of HIV in the U.S. The recommendations are intended for all healthcare providers in clinical settings, including those working in hospital emergency departments, urgent care clinics, inpatient services, substance abuse treatment clinics, public health clinics, community clinics, correctional healthcare facilities and primary care settings. The recommendations call for routine HIV testing of all patients aged 13 to 64 and represent a substantial step beyond prior guidelines which recommended routine testing only for high risk persons or those in acute care settings where HIV prevalence exceeded 1%. Although it may take several years to fully implement these recommendations, we believe the CDC’s leadership in this area will continue to drive increasing demand for rapid HIV testing generally and OraQuick ADVANCE® in particular.

The CDC is actively promoting these revised recommendations, and is specifically targeting hospitals, OBGYNs and general practitioners. In addition, the CDC recently selected the cities of Philadelphia and Cleveland to pilot an HIV awareness campaign aimed at young African-American women. This campaign, which is called, “Take Charge. Take the Test,” will use billboards, handouts and various other communication tools developed through focus group testing, to prompt people to question their HIV status and get tested. These efforts, along with the direct communication of the recommendations to customers through our sales force and Abbott Labs, should help encourage additional testing and use of OraQuick®.

One early example of the impact of the CDC’s new recommendations was just recently announced by Howard University Hospital in Washington, D.C. In response to the recommendations, the Hospital is now offering routine HIV testing with OraQuick ADVANCE® to all patients, employees and students. The tests are being offered free of charge, and the Hospital is actually going beyond the CDC’s recommendations by advocating that the upper age limit for people getting tested be increased from 64 to 84 years. This is the type of response we were expecting and believe it will be used as a model for other hospitals.

Sales of OraQuick ADVANCE® are also growing in markets outside of traditional public health. In particular, our efforts to sell to family planning clinics such as Planned Parenthood are increasing nicely. With specific reference to Planned Parenthood, we are now in 35% of their network affiliates. We are also gaining traction at a number of student health centers and corrections departments or facilities in several states.

As previously indicated, our hospital business is performing well, due largely to our close work with Abbott. During the third quarter, 51 new hospital customers were added, and there was significant exposure outside the hospital laboratory in our existing customer base as we added 60 new labor and delivery departments, 23 new emergency departments and 31 new infectious disease clinics as customers.

During the quarter, we also once again joined with the Latino Commission on AIDS and the Congressional Hispanic Caucus in recognizing the annual National Latino AIDS Awareness Day. This event is an annual call to action to Latinos to get educated about HIV and to get tested so that they know their status. This was yet another example of our continuing efforts to broaden the availability of rapid HIV testing among many different populations in the U.S.

On the international front, there have been several developments of note:

•	We continue our efforts to obtain registration and regulatory approval for OraQuick ADVANCE® in Africa and several other foreign countries and territories. As a result, OraQuick® is now being validated for use with oral fluid in a number of African countries.

•	A top priority has been to obtain a CE mark for OraQuick ADVANCE®, which is required to sell this product in the EU. We continue to work closely with the notifying body to obtain final approval as soon as possible. We have also continued to meet with potential marketing and distribution partners.

•	We have also prioritized identifying and signing new distributors for our products in foreign territories. We have signed new distribution agreements for OraQuick® in Central America, Argentina and Brazil. We are also close to finalizing an agreement for Russia, and are continuing discussions for China and Thailand. With respect to other products, we have signed a new distribution agreement for Histofreezer® in Australia and New Zealand, and have made progress on distribution agreements for Histofreezer® in Mexico and Japan and for Intercept® in Europe and other countries.

•	We also are continuing to work through the registration process for OraQuick® in Israel and Mexico and for Histofreezer® in Korea.

Finally, we have made good progress in our efforts to ultimately obtain FDA approval of an OraQuick ADVANCE® HIV over-the-counter test. Late in the third quarter, we announced the start of several laboratory-based operational studies as an initial step towards obtaining OTC approval. These studies are part of a group of research and development protocols known as “stress” or “flex” studies that are designed to demonstrate the robustness of the OraQuick® test for home use. These studies are designed to determine the impact of environmental and common household factors on the performance of OraQuick®. In conjunction with the development of clinical protocols, we have continued to develop packaging and product labeling that will be suitable for the OTC market. Significant time has also been spent on the design and development of a counseling and referral system which will be an important element of our product offering. We continue to work diligently and make progress in this important OTC project.

Now, moving on to our cryosurgical business -

Cryosurgical Systems

Before reviewing our business results, I want to address some recent events involving our domestic OTC distributor, Prestige Brands. In 2003, we signed a distribution agreement with Prestige under which we granted Prestige exclusive distribution rights to our cryosurgical product in the OTC market in both the United States and Canada. This product is based on our patented technology and is sold under Prestige’s Compound W Freeze Off® tradename.

An important provision in the agreement, and one that was critical for OraSure to receive before granting exclusive distribution rights to Prestige, is a covenant not to compete. This covenant prohibits Prestige and its affiliates from either acquiring ownership of a competing cryosurgical product or manufacturing and selling a product in competition with the Freeze Off® product in the OTC market. The agreement also contains confidentiality provisions, which preclude Prestige from using any proprietary or confidential information that we provide for the benefit of anything other than the Freeze Off® product.

In late September, Prestige unexpectedly announced that they had acquired a competing OTC cryosurgical wart removal product manufactured by Wartner. In the OTC cryo market, there are three brands that directly compete— the Compound W Freeze Off® product, the Wartner product and a product made by Schering-Plough. Prestige acquired ownership of the Wartner product and we believe they are selling the product in the U.S. OTC market in direct competition against Compound W Freeze Off®, with some transitional logistical support being provided by the prior owner of that product.

It is quite clear that Prestige’s actions constitute a material breach of our distribution agreement, and Prestige has not disputed the enforceability of the non-compete provision or that its newly-acquired Wartner product directly competes with the Freeze Off® product. Instead, they have asserted that we are somehow not being damaged by their actions and, therefore, any breach is not material enough to warrant any remedies on the part of OraSure. We strongly disagree. Our distribution agreement mandates that the parties engage in mediation and then binding arbitration in order to resolve our dispute. We have initiated this provision and intend to pursue all available remedies.

Because we are going through the mediation and arbitration process, I am afraid that I will not be able to comment further on any expectations regarding our future relationship with Prestige. We can, however, answer questions clarifying what has already occurred. Our priority is to protect this important part of our business.

Turning now to our cryosurgical systems business performance during the third quarter, total revenues were down 34% over 2005.

•	The primary reason for this reduction was the absence of any sales of the Freeze Off® product to Prestige Brands during the quarter. As discussed on our last conference call in July, Prestige unexpectedly announced a 50% reduction to its forecast for 2006. We were told by Prestige this was due to increased competition, ongoing efforts to reduce inventory levels and a planned reduction in advertising expenses for the year. Of course, we have since learned they were also moving forward with the Wartner acquisition during this period.

•	Sales in the European OTC market to our distributor, SSL, increased 255% over 2005. This increase reflects that fact that the third quarter of 2005 was the period during which we signed our agreement with SSL, so it only reflects initial sales under the agreement.

•	On the professional side, Histofreezer® revenues are down about 11%, largely because of fluctuations in distributor ordering patterns.

•	Finally, there are no developments to report in the Schering-Plough patent infringement litigation, as we continue to wait for the Court’s decision on the pending motions for summary judgment.

Intercept®

During Q3, our Intercept® lab-based oral fluid drug test continued its upward trend:

•	Total Intercept® revenues in Q3 were up 15% over 2005, as a result of increases in Workplace testing, Criminal Justice and International.

•	During the quarter, we signed up 31 new Intercept® accounts, 14 in Workplace and 17 in Criminal Justice. Six of these accounts are expected to be large Intercept® users.

•	Workplace specimens processed in July, August and September were up 13% from 2005 and Criminal Justice specimens processed for the same period were up 68%.

•	The most significant development during the quarter in the substance abuse area was the signing of a letter of intent with Roche Diagnostics. The letter outlines our intention to negotiate a joint development and commercialization agreement for fully-automated homogeneous drugs of abuse assays that can run on random access chemistry analyzers. Oral fluid samples will be collected with OraSure’s Intercept® collector and then tested on analyzers that use Roche’s “kinetic interaction of microparticles in solution,” or KIMS, technology. The key benefits to our laboratory customers will be increased efficiencies and quicker turnaround times. We believe the development of these new fully-automated assays will play a key role in the continued growth of our substance abuse testing business for many years to come.

•	Last quarter we reported that the governor of Oklahoma signed a bill approving the use of oral fluids for workplace testing which will go into effect November 1. We expect to capitalize on this initiative in Q4 with several of our current customers by helping to rollout Intercept® testing at their locations in this state.

•	In Q3 our criminal justice team signed up another lab partner in the State of California that will be offering Intercept® to several probation offices in this state that we believe will be important new users of Intercept®.

•	Finally, although not normally mentioned on our earnings calls, OraSure’s Q.E.D. Rapid Saliva Alcohol test is also a part of our substance abuse testing division. This product has experienced significant growth in 2006, and in Q3 revenues from this business were up 50% from a year ago.

Insurance Risk Assessment

Lastly, sales in Q3 to the insurance risk assessment market increased 36% compared to 2005. We believe this increase was due to fluctuations in laboratory ordering patterns that resulted in unusually low revenues in the year ago quarter.

Turning to operations . . .

Manufacturing and Operations

As discussed previously, we are continuing work to validate an automated assembly system installed in Bethlehem for our OraQuick® product line.

Work has also continued to implement an enterprise resource software system for the Company. We are still on track to meet a “go live” date of January 1, 2007.

Before turning the call over to Ron Spair, I would also like to mention several changes to our management team.

Organizational Changes

First, we recently added Mike Celano as a new member of our Board of Directors and as a member of our Audit Committee. Mike currently serves as Vice President, Finance and Chief Financial Officer of BioRexis Pharmaceutical Corporation. Before that, he was a partner with KPMG in charge of its Mid-Atlantic Life Sciences practice and, prior to joining KPMG, ran the Life Science Practice for Arthur Anderson. Mike brings a wealth of experience in accounting and financial matters and we expect him to be a strong contributor to our Board.

Secondly, we added two new members to our senior management team. Although not previously announced, we recently appointed Sarah Gunhouse as our new Vice President, Sales. Sarah was instrumental in the growth of the diagnostic business at BioSite to $275 million during her tenure there, and has had substantial sales and marketing experience in the diagnostics field. Additionally, we appointed Henry Cohen as the Company’s new Senior Vice President, Human Resources. Henry joins the Company after serving in various senior human resources positions at Johnson & Johnson.

I am thrilled with these additions to our management team and believe that they will continue to make us a much stronger company.

With that, I will turn the call over to Ron Spair.

Revenues – Ron Spair

Thanks, Doug, and good afternoon everyone.

Total revenues for Q3 were $17.6 million, which is slightly less than revenues reported for the same period in 2005. Increased sales of the Company’s OraQuick ADVANCE® test and Intercept® oral fluid drug test, as well as higher revenues in the insurance risk assessment market, offset lower sales of our cryosurgical systems products.

In the infectious disease market, sales of $7.5 million were 7% higher than 2005. Strong growth in our direct sales to the public health market more than offset somewhat lower sales to Abbott and slower than expected deployment under bulk government purchase orders. During Q3, we sold $6.6 million of OraQuick®, which included $3.8 million in direct sales to the public health marketplace, $1.7 million in sales to Abbott for distribution primarily to hospitals, $748,000 in sales to the CDC, and $394,000 into the international marketplace. The lower sales to Abbott were due to an inventory buildup in anticipation of the revised CDC HIV testing recommendations, which were originally expected in the summer. As Doug explained, these recommendations did not come out until September.

During the third quarter of 2005, we had approximately $1.5 million in sales to the CDC and SAMHSA. Sales of the OraSure® device in the Infectious Disease market decreased to $906,000 in the quarter, as compared to $1.1 million in Q3 of 2005. This reduction reflects continued customer transition from oral fluid lab-based testing to our rapid testing platform. We expect our infectious disease revenues in the fourth quarter of 2006 to decrease from Q3, reflecting slower deployment under the latest bulk orders from federal and city-based initiatives, and lower sales of OraSure® devices.

In the substance abuse testing market, sales were $4.2 million, up 17% over Q3 of 2005. Total Intercept® sales were up 15% over the 3rd quarter of 2005, reflecting increases in workplace testing, criminal justice and international. Sales of Intercept® devices, which are predictive of future demand, totaled $1.9 million, up 25% in Q3 vs. 2005, with Workplace up 30%, Criminal Justice up 35%, International down 4%, and Direct Sales through our website up 30%. Sales of Intercept® oral fluid drug assays are indicative of the number of oral fluid specimens being processed. Assay sales in Q3 grew by 2% over last year to $1.2 million. We expect our substance abuse revenues to remain approximately the same in Q4.

Sales to the cryosurgical systems market in Q3 were down 34% compared to last year. The primary reason behind the lower Q3 revenues was the absence of any domestic OTC sales to our distributor, Prestige, during the quarter. During the same period of 2005, we had $2.6 million in domestic OTC revenues. Sales of our international OTC cryosurgical products totaled $1.7 million during Q3, compared to $477,000 from Q3 2005. Sales of Histofreezer® into the U.S. professional market were $1.8 million or 17% lower than a year ago, while Histofreezer® sales to the international professional market increased 4% to $576,000, as compared to 2005. We expect total cryosurgical revenues to approximate $4.5 million in the fourth quarter of 2006.

Insurance risk assessment sales of $1.7 million in the quarter were 36% higher than the comparable quarter in 2005. This increase reflects a favorable comparison to a very low Q3 – 05 revenue total impacted by unusually low laboratory ordering patterns. We expect that fourth quarter revenues will approximate $1.7 million in this market.

Gross Margin – Ron Spair

Gross margin for Q3 of 2006 was 64%, which is unchanged from the same period in 2005.

Operating Expenses – Ron Spair

Our operating expenses for Q3 increased to $8.8 million from $8.4 million last year. This increase was primarily attributable to charges for stock option expensing, higher new product development expenses and costs related to the implementation of our new enterprise resource planning system offset by lower legal and advertising costs.

Our operating margin for the third quarter was 14%.

Net Income – Ron Spair

Net income for Q3 was $2.1 million or $0.05 per share on a fully-diluted basis. This compares to net income of $3.8 million, or $0.08 per share on a fully-diluted basis for the third quarter of 2005. Q3 2006 includes a charge of $945,000 related to stock option expensing and a $1.2 million provision for income taxes. If these items were excluded, our net income for Q3 would have been $4.3 million or $0.09 per share on a fully-diluted basis. Our effective tax rate for financial statement purposes was 37%.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, our performance in the quarter was outstanding. The Company’s cash and short-term investments were $89.5 million and working capital totaled $98.1 million at September 30, 2006. Cash flow from operations was positive at $5.9 million for Q3, an improvement of $2.3 million over the comparable period in 2005.

Capital expenditures in the third quarter amounted to $775,000. Depreciation and amortization amounted to $545,000 for the quarter. Our accounts receivable days sales outstanding increased slightly from 52 days at June 30, 2006 to 53 days at September 30, 2006.

Turning to our guidance for the fourth quarter and the full year 2006 -

Guidance Update

Due to the better than expected bottom line performance in the third quarter, we are increasing our full year EPS estimate to between ten and eleven cents per share. This is based on our prediction of attaining between one and two cents per share in the fourth quarter on revenues in the $17.0–17.5 million range. Full year revenues are now expected to approximate between $67.5 and $68.0 million.

These projections reflect the impact of the previously announced reduction in Freeze Off® purchases by Prestige, a slower than expected ramp-up of purchases of our international OTC cryosurgical product by SSL, and the delayed deployment of the latest bulk purchase orders received from both the CDC and SAMHSA due to a more protracted coordination and data collection effort by these agencies.

Finally, because we are continuing to finalize and fine-tune our business plan for next year, we intend to defer any announcement of 2007 guidance. We hope to be in a position to address this on our full year 2006 conference call which is expected to occur in early February 2007.

I will now turn it back over to Doug.

Strategy Update

Thanks, Ron.

One final area I would like to touch on relates to our ongoing efforts to develop a rapid test for hepatitis C on our OraQuick® platform. This is a major focus as we work to expand OraSure’s infectious disease point-of-care testing business. In addition to the performance data using plasma specimens that we presented in July at the American Association of Clinical Chemistry meeting, we have now generated preliminary feasibility data in whole blood and are currently working on development of an oral fluid application. We are also continuing to optimize a prototype HCV OraQuick® test and remain confident that we should be able to achieve expectations for product performance.

We also continue to evaluate a number of other opportunities to acquire or otherwise gain access to tests in the infectious disease point of care market.

Conclusion – Doug Michels

Before concluding, I would like to step back and touch on a couple of items. Year on year revenue growth in 2006 has been significantly impaired by the absence of government orders for OraQuick®, as well as by the cryosurgery challenges with Prestige. These short-term challenges should not overshadow the excellent growth of our infectious disease business in public health and hospitals, the continued growth of our substance abuse testing business in the criminal justice market and workplace, and very importantly, the strong financial performance of the Company in a year where overall revenue growth has been a challenge.

We also expect to stabilize our OTC cryosurgical business, both domestically and internationally. Our relationship with Prestige will either be fixed through a resolution of our pending dispute or we will attempt to find an alternative arrangement for continuing the domestic business. Similarly, we are close to finalizing a framework which we believe should help SSL be more successful on the international front and bring more predictability to this side of the business.

As I mentioned earlier in the call, we have also continued to make substantial progress against our strategic objectives of expanding our core business, further developing our infectious disease point-of-care offerings and building an over-the-counter diagnostic business. We believe these actions are building a strong foundation for a very successful future.

And with that, I would like to open the floor for questions.

Important Information

The foregoing “Remarks” contain certain forward-looking statements, including with respect to revenues, net income and products. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: the ability to market and sell products; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for our products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other new products or technology; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other projects and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain, and timing and cost of obtaining, necessary regulatory approval for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date the Remarks were made and OraSure Technologies undertakes no duty to update these statements.